Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:59 PM 12/26/2006 FILED 03:59 PM 12/26/2006 SRV 061186899 – 4274889 FILE

CERTIFICATE OF FORMATION

OF

ATLAS TRUST GROUP LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Atlas Trust Group LLC (the “Company”).

SECOND: The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of December 2006.

/s/ Timothy J. Fazio
Timothy J. Fazio
Authorized Person